    Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
IQVIA Holdings Inc. (“IQVIA”, the “Registrant”, the “Company”, “us”, “we”, or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our common stock, par value $0.01 per share (the “common stock”).
The following description of our securities does not purport to be complete and is subject to, and qualified in its entirety by, the IQVIA amended and restated certificate of incorporation (“Certificate of Incorporation”) and the IQVIA amended and restated bylaws (“Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part, and applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”).
DESCRIPTION OF IQVIA CAPITAL STOCK
Authorized Capital
Our Certificate of Incorporation provides the authority to issue 400,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. The outstanding shares of our common stock are fully paid and nonassessable.
Each share of our common stock has the same relative rights and is identical in all respects to each other share of our common stock.
Common Stock
Voting Rights
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, holders of common stock will possess all voting power for the election of directors and all other matters requiring stockholder action, except with respect to amendments to the Certificate of Incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders. Except as otherwise provided by law, the Certificate of Incorporation or the Bylaws, all matters to be voted on by our stockholders must be approved by a majority of the votes cast on the matter affirmatively or negatively.
Liquidation Rights
If we voluntarily or involuntarily liquidate, dissolve or wind-up, the holders of common stock will be entitled to receive after distribution in full of the preferential amounts, if any, to be distributed to the holders of preferred stock or any series of preferred stock, all of the remaining assets available for distribution ratably in proportion to the number of shares of common stock held by them.

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Dividends
Subject to prior rights and preferences, if any, that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock will be entitled to receive a ratable portion of dividends, payable in cash, property or stock, out of assets legally available at the times and in the amounts as our board of directors may from time to time determine.
Miscellaneous
Holders of common stock have no conversion, preemptive or other subscription rights and there is no sinking fund or redemption provisions applicable to our common stock.
Preferred Stock
The Certificate of Incorporation authorizes our board of directors, without further stockholder action, to issue up to 1,000,000 shares of preferred stock, par value $0.01 per share, in one or more series, and to fix the designation, powers, preferences, and rights of the shares of such series and any qualifications, limitations or restrictions thereof, without further vote or action by our stockholders. The rights with respect to a class or series of preferred stock may be greater than the rights attached to common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until our board of directors determines the specific rights attached to that class or series of preferred stock.
Anti-Takeover Effects of Our Certificate of Incorporation, Bylaws and Delaware Law
Delaware Anti-Takeover Statute
We are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. A Delaware corporation may “opt out” of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

Classified Board
The Certificate of Incorporation provides that the number of directors which shall constitute our board of directors shall be not less than five (5) nor more than seventeen (17), and shall be fixed in such a manner as may be prescribed by the Bylaws. The Certificate of Incorporation provides for the phase-out of our formerly classified board, commencing at the 2022 annual meeting of stockholders and ending at the 2025 annual meeting of stockholders, at which time, each of the directors will be elected for a one-year term and the Board will be de-classified. Each director shall be elected by the vote of the majority of the votes cast affirmatively or negatively with respect to that director’s election at any meeting for the election of directors at which a quorum is present, provided that if, as of the tenth (10th) day preceding the date the Company first mails its notice of meeting for such meeting to the stockholders of the Company, the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of the votes cast. The classified board provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of our company.
Removal of Directors
The Certificate of Incorporation provides that (i) any director who prior to the 2022 annual meeting of stockholders was elected to a three-year term (a “Classified Term”) that continues beyond the date of the 2022 annual meeting (a “Classified Director”) may be removed from office during such Classified Term by the stockholders of the Company only for cause, and only by the affirmative vote of the holders of a majority of the shares of the Company then entitled to vote generally in the election of directors, considered as one class, and (ii) any director that is not a Classified Director may be removed from office by the stockholders of the Company, with or without cause, by the affirmative vote of the holders of a majority of the shares of the Company then entitled to vote generally in the election of directors, considered as one class. However, whenever a director has been elected by a voting group of stockholders, only the stockholders from that voting group may participate in the vote to remove him or her, and such vacancy may be filled only by the stockholders of that voting group.
Amendments to Bylaws
The Bylaws may be amended, adopted, altered or repealed by our board of directors or by the affirmative vote of the holders of a majority of the shares of the Company present in person or by proxy at a meeting and entitled to vote on such amendment, alteration, change, addition or repeal.
Size of Board and Vacancies
The Certificate of Incorporation provides that the number of directors on our board of directors will be fixed exclusively by our board of directors at a number of directors not less than five (5) and not more than seventeen (17). In the case of any vacancy on the board of directors, including a vacancy created by an increase in the number of directors, the vacancy may be filled by the board of directors for a term of office continuing until the next election of directors by the stockholders. Subject to the Bylaws, when one or more directors resigns effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in the Bylaws in connection with the filling of other vacancies.

Stockholder Action by Written Consent
The Certificate of Incorporation provides that stockholders may not take action by written consent in lieu of a meeting.
Special Stockholder Meetings
The Certificate of Incorporation provides that special meetings of our stockholders may be called (i) by a majority of the members of the board of directors, (ii) by the Chairman of the Board or Chief Executive Officer of the Company, or (iii) by the Secretary of the Company upon receipt of the written request of one or more record holders (and the record or beneficial owners, if any, such holders represent) representing ownership of an aggregate of not less than 25% of the voting power of all issued and outstanding shares of common stock of the Company, provided that such shares have been owned continuously by such holders for at least one year, and provided such request complies with the procedures for calling a special meeting of stockholders as set forth in the Bylaws, as may be amended from time to time. This limitation on the right of stockholders to call a special meeting could make it more difficult for stockholders to initiate actions that are opposed by our board of directors. These actions could include the removal of an incumbent director or the election of a stockholder nominee as a director. In addition, the limited ability of the stockholders to call a special meeting of stockholders may make it more difficult to change the existing board and management.
Requirements for Advance Notification of Stockholder Nominations and Proposals
The Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to our principal executive offices not later than 90 days nor earlier than 120 days prior to the date of our annual meeting in the preceding year, subject to changes if the annual meeting date is advanced more than 30 days before or delayed more than 60 days after the anniversary date of the preceding year’s annual meeting. The Bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.
No Cumulative Voting
The Certificate of Incorporation provides that stockholders do not have the right to cumulate votes in the election of directors. Without cumulative voting, a minority stockholder may not be able to gain as many seats on the board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on the board of directors or influence the board’s decision regarding a takeover.
Undesignated Preferred Stock
The authority of our board of directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of the Company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our board of directors will be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

Limitations on Liability, Indemnification of Officers and Directors, and Insurance
The DGCL authorizes corporations to eliminate or limit the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and the Certificate of Incorporation includes such an exculpation provision to the fullest extent permitted by law. The Certificate of Incorporation includes provisions that require us to indemnify, to the fullest extent allowable under the DGCL, our directors and officers or any of our subsidiaries. The Certificate of Incorporation also provides that we must pay the expenses incurred by the indemnified person in defending or otherwise participating in any proceeding in advance of its final disposition, subject to our receipt of an undertaking from the indemnified party that such party will repay such amount if it is ultimately determined that such party is not entitled to be indemnified by us. We have entered into indemnification agreements with our non-management directors, which generally provide for indemnification in connection with their service to us or on our behalf. The Certificate of Incorporation also expressly authorizes us to carry insurance to protect our directors and officers against liability asserted against them or incurred by them in any such capacity.
The limitation of liability and indemnification provisions in the Certificate of Incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions do not alter the liability of directors under the federal securities laws. In addition, investments in our company may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, we believe that these indemnification provisions are necessary to attract and retain qualified directors and officers.
Exclusive Forum
The Bylaws provide that unless we consent in writing to the selection of an alternate forum, the sole and exclusive forum for all litigation relating to the internal affairs of our company, including without limitation (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine, shall be a state court located within the State of Delaware, or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware. This provision may prevent a stockholder from bringing a claim in a judicial forum (other than in a Delaware court) that it finds preferable for disputes with us and our directors, officers or other employees.

Authorized but Unissued Shares
The authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, employee benefit plans and “poison pill” rights plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.
NYSE Listing
Our common stock is listed on the New York Stock Exchange under the symbol “IQV.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.